SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (this "General Release") is made and entered into as of this 04 day of June, 2025 by and between Carlos Baila (the "Executive") and Crown Holdings, Inc. ("Crown").
WITNESSETH

WHEREAS, the Executive has been employed by Crown pursuant to the terms of an Executive Employment Agreement with Crown dated January 1, 2023 (the "Employment Agreement");
WHEREAS, the Executive has voluntarily elected to resign his employment with Crown and all of its subsidiaries and Crown has agreed to accept such resignation;

WHEREAS, the Executive and Crown desire to settle fully and finally all matters between them, including but not limited to, any issues that relate to the Executive's employment with Crown or the termination of such employment; and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

RESIGNATION

The Executive hereby voluntarily resigns, effective June 30, 2025 (the "Separation Date") from his position as an employee of Crown and all of its subsidiaries.

PAYMENTS and BENEFITS

All payments due to the Executive from Crown and its subsidiaries on or after the Separation Date shall be determined under the applicable provisions of this General Release.

I.        To the extent unpaid as of the Separation Date, the Executive is entitled to receive (i) any earned but unpaid base salary as of the Separation Date, (ii) reimbursement for any business expenses incurred prior to, but not reimbursed as of, the Separation Date, but only to the extent reimbursable in accordance with Crown's expense reimbursement policies, (iii) any vested benefits under Crown's employee benefit plans in which the Executive was participating immediately prior to the Separation Date, to be provided in accordance with the terms of such plans and (iv) payment for any earned but unused vacation as of the Separation Date, in accordance with Crown's vacation policy and applicable law.
2.Provided that the Executive executes this General Release within the time frame described below and continues to comply with his obligations under the Employment

BUSINESS.32981891.6

Agreement and his Crown Holdings, Inc. Bonus Plan Business Protection Agreement dated September 10, 2018, Crown shall provide the Executive with:
(i)continuation of his regular base salary until December 31, 2025 payable in accordance with Crown's normal payroll practices;
(ii)a full-year incentive bonus for 2025 based upon actual results and payable in the normal course at the same time as bonuses, if any, are payable to other executives;
(iii)subject to Executive's election of health care continuation coverage under COBRA, Crown shall continue to subsidize Executive's (and if applicable, his dependents') coverage premiums as if he was an active employee until December 31, 2025;
(iv)continued vesting in his outstanding time-based restricted stock awards and his 2023 performance-based restricted stock award that in each case becomes vested (in the case of performance-based restricted stock subject to actual performance) prior to January 31, 2026; and
(v)payment of the costs relating to preparation of your taxes for 2024 and 2025 and its applicable portion of your global tax burden in accordance with Crown's Tax Equalization program; and
(vi)reimbursement for his actual moving and transportation expenses to relocate back to the United States and two months of temporary housing expenses incurred during 2025, in an aggregate amount not to exceed $50,000.
To the extent applicable, all payments made by Crown or its subsidiaries to the Executive pursuant to this General Release will be reduced by any tax or other amounts required to be withheld under applicable federal, state and local law.
NOTICE

This General Release is an important legal document and the Executive is hereby advised to consult with an attorney prior to signing it. By signing this General Release the Executive will be releasing Crown from all liability to the Executive. The Executive has 21 days to consider this document. If the Executive has not returned a signed copy of this General Release by that time, Crown will assume that the Executive has elected not to sign this General Release. If the Executive chooses to sign this General Release, the Executive will have an additional 7 days following the date of his signature to revoke this General Release by providing written notice to Crown to be received during such 7-day revocation period and this General Release shall not become effective or enforceable until the revocation period has expired without revocation.

RELEASE

In consideration of pay and benefits provided to the Executive by Crown as set forth in the Executive's Employment Agreement, and other good and valuable consideration as set forth in the preceding "PAYMENTS and BENEFITS" section above to which the Executive would not

BUSINESS.32981891.6

otherwise be entitled, the Executive, on behalf of himself, his heirs, assigns, executors, agents and representatives, hereby releases and discharges Crown and its affiliates, parents, subsidiaries, successors, and predecessors, and all of their respective shareholders, employees, agents, officers and directors (hereinafter collectively referred to as the "Company") from any and all claims, demands, charges, complaints and/or causes of action, known or unknown, which the Executive may have or could claim to have against the Company arising at any time up to and including the date of the Executive's signing of this General Release. This General Release includes, but is not limited to, all claims where the Executive has worked or otherwise performed his duties for the Company, whether permanently, temporarily or during business trips, against the Company, and all claims arising from or during the Executive's employment or as a result of the termination of the Executive's employment and all claims arising under federal, state, local or foreign laws prohibiting employment discrimination based upon age, race, sex, religion, disability, handicap, national origin or any other protected characteristic, including, but not limited to any and all claims arising under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, and all similar state, local or foreign laws, and/or any claims arising out of any legal restrictions, expressed or implied, on the Company's right to control or terminate the employment of its employees.
The Executive further agrees that the Executive will not file (or join, or accept any relief in) a lawsuit against the Company pleading or asserting any claims released in this General Release. If the Executive breaches this promise, and the action is found to be barred in whole or in part by this General Release, the Executive agrees to pay the attorneys' fees and costs, or the proportions thereof, incurred by the Company in defending against those claims that are found to be barred by this General Release. Nothing in this paragraph precludes the Executive from challenging the validity of this General Release under the requirements of the Age Discrimination in Employment Act, and the Executive shall not be responsible for reimbursing the attorneys' fees and costs of the Company in connection with such a challenge to the validity of the release. However, the Executive acknowledges that this General Release applies to all claims the Executive has under the Age Discrimination in Employment Act, and that, unless this General Release is held to be invalid, all of the Executive's claims under that Act shall be extinguished. The Executive further acknowledges and agrees that nothing in this General Release precludes or prevents the Executive from filing a charge with the U.S. Equal Employment Opportunity Commission or other government agency. The Executive agrees that the Executive will not seek or accept any relief obtained on the Executive's behalf by any government agency, private party, class, or otherwise with respect to any claims released in this General Release, provided that this General Release does not limit the Executive's right to receive an award for information provided to any government agency.

The Executive further acknowledges and agrees that nothing in this General Release, or the confidentiality and non-disparagement provisions of his Employment Agreement prohibit the Executive or the Company or any person or entity from (i) reporting possible violations of federal law or regulation to any governmental agency or entity or self-regulatory organization or making disclosures that are protected under the whistleblower provisions of federal law or regulation, or (ii) supplying truthful information to any governmental authority or in response to any lawful subpoena or other legal process.

BUSINESS.32981891.6

By signing below, the Executive acknowledges that the Executive has carefully read and fully understands the provisions of this General Release. The Executive further acknowledges that the Executive is signing this General Release knowingly and voluntarily and without duress, coercion or undue influence. This General Release constitutes the total and complete understanding between the Executive and the Company relating to the subject matter covered by this General Release, and all other prior or contemporaneous written or oral agreements or representations, if any, relating to the subject matter covered by this General Release are null and void, provided that for the avoidance of doubt, nothing in this General Release shall modify, limit or affect the Executive's obligations pursuant to Section 6-11 of the Employment Agreement and/or the provisions of any other agreement between the Executive and the Company concerning nondisclosure, non-disparagement, non-competition, non-solicitation and ownership of intellectual property, which shall remain in effect in accordance with their terms. Neither the Company nor its agents, representatives or attorneys have made any representations to the Executive concerning the terms or effects of this General Release other than those contained herein. It is also expressly understood and agreed that the terms of this General Release may not be altered except in a writing signed by both the Executive and the Company.
If any provision of this General Release or the application thereof shall be invalid or unenforceable to any extent, the remainder of this General Release shall not be affected thereby and shall be enforceable to the fullest extent of the law. If any clause or provision hereof is determined by any court of competent jurisdiction to be unenforceable because of its scope or duration, the parties agree that such court shall have the power to reduce the duration and/or restrict the scope of such clause or provision to the extent necessary to permit enforcement of such clause or provision in reduced or restricted form.

The Executive agrees and acknowledges that the Executive has carefully read and understands this General Release, including the Section labeled "NOTICE;" that the Executive understands, in particular that the Executive is agreeing to release all legal claims against the Company; that the Executive signs this General Release knowingly and voluntarily; that the Executive has been advised to consult with an attorney before signing it; and that this General Release shall not be subject to claims of fraud, duress and/or mistake.

THE UNDERSIGNED, INTENDING TO BE LEGALLY BOUND, BY THE FOREGOING TERMS, HEREBY APPLY THEIR SIGNATURES VOLUNTARILY AND WITH FULL UNDERSTANDING OF THE TERMS OF THIS GENERAL RELEASE AS OF THE DATE FIRST SET FORTH ABOVE.

Carlos Baila
/s/Carlos Baila

Crown Holdings, Inc.
Name: Timothy J. Donahue
Title: President and Chief Executive Officer
/s/Timothy J. Donahue
BUSINESS.32981891.6